EXHIBIT 10.1




                        BIO SOLUTIONS MANUFACTURING, INC.
                                1161 James Street
                              Hattiesburg, MS 39401
                        (87) 888-2744 Fax (866) 888-2744



March 29, 2005



Mr. Michael O'Gorman, M.B.A, J.D.
Chairman and Chief Executive Officer
21 The Terrace
Rutherford, NJ  07070

RE:  Asset Purchaser


Dear Mr. O'Gorman:

     This letter expresses our understanding with respect to the Purchaser (the "Purchaser") of the resource recovery assets (the "Assets ") of Enviro Dynamic Systems, Inc., a Nevada Corporation ("Seller") by Bio Solutions Manufacturing, Inc., a New York corporation, ("Purchaser"). After the acquisition, the Assets will be transferred to a subsidiary of Purchaser (the "Subsidiary").

           In connection with the Purchase we have the following understandings:

1. Purchaser Price. EDSI will receive a total of 500,000 shares of Purchaser's $0.001 par value common stock (the "Purchaser Shares") in exchange for one hundred percent (100%) of the Assets of Seller.


2. Unregistered Shares. The Purchaser Shares will not be registered under the Securities Act of 1933 (the "Securities Act") and will be legended to that effect with a two year lock-up agreement. Purchaser will remove such legend after such a period, if in the opinion of counsel reasonably acceptable to Purchaser, the Purchaser Shares, or any portion of them, can be sold pursuant to an exemption from the provisions of the Securities Act and any applicable state securities law.


3. Conditions. The intent of Purchaser and Seller to consummate the transaction described herein is subject to the following:


     a. Execution of a Definitive Agreement. There shall be executed among Purchaser and Seller, a definitive agreement covering the proposed transaction under the terms and conditions set forth in this letter and such further terms, provisions, agreements, covenants, representations and warranties satisfactory to the parties, including without limitation: (i) general warranties as to the contracts, commitments, lease obligation, trademarks and debts of Purchaser and Seller and (ii) representations, indemnifications and covenants which shall survive the effective date of the


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     transaction  and which will, in the opinion of the parties,  be adequate to protect their respective interests.

     b. Litigation. Neither Purchaser nor Seller shall be subject to material litigation, which would cause any party, in its sole discretion, to decide that the party subject to such litigation has a material contingent liability.

     c. Director and Shareholder Approval. All necessary approvals of the Board of Directors and Shareholders of Purchaser and Seller shall have been obtained.

     d. Preservation of Assets and Business. Pending the closing date of the proposed combination, neither Purchaser nor Seller will incur any indebtedness other than in the ordinary course of business and will not commit to any material undertakings, programs or projects, other than pursuant to existing agreements, which would have a material negative impact on their balance sheets without the prior written consent of the other party. Other than paying current liabilities, Purchaser and Seller will operate their businesses in a manner consistent with the conservation of their assets, including their cash reserves.

     e. Consents and Releases. Prior to the consummation of the proposed Asset Purchase, Purchaser and Seller will each obtain all written consents and releases of all persons deemed necessary by either Purchaser or Seller in connection with the consummation of the proposed transaction.


4. Expenses of Parties. Purchaser and Seller shall each bear their own costs and expenses incurred in connection with the proposed transaction.


5. Public Announcement. If required, upon the execution of this Letter of Intent, Purchaser will prepare a public announcement to be submitted to the media in such form and containing such information as approved by Purchaser and Seller.


6. Other Matters.

     a. The Acquisition will be subject to such approvals, which in the opinion of counsel for the parties, are necessary to effect the Purchase.

     b. The understandings and agreements reflected in this letter are subject to the execution and delivery of documents in form and substance satisfactory to Purchaser and Seller and to their respective counsel. There shall be no legal obligation upon any party until the Purchase Agreement is completed and executed by the parties, and then only in accordance with its terms.

     c. Purchaser and Seller agree that until this transaction has been publicly disclosed as per paragraph 5 hereof, not to disclose their intentions except to their directors, advisors and counsel. Further, neither Seller nor their affiliates will make any transactions in stock of either party unless such transaction is first disclosed and


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     approved in writing by the parties hereto or has previously been agreed to.
     Seller agrees to maintain all information, records and documents in a confidential manner.

     d. Unenforceablity. The expressions of intent set forth in this letter, although containing an agreement in principle between Purchaser and Seller to the proposed transaction, shall not be considered as a binding commitment on either Purchaser and Seller, but rather as an indication of their desire to consummate the transaction upon the terms and conditions generally outlined herein. Consequently, there shall be no enforceable obligation on the part of Purchaser or Seller with respect to the matters contained in this letter until a definitive agreement covering the proposed combination as outlined herein has been fully and properly executed by all parties concerned and requested documents have been provided.


     If this letter reflects your understanding, please execute the enclosed copy where indicated and return to BSLM for this agreement to become effective. Please note that an executed facsimile copy is acceptable with an original copy deposited in the United States Mail on the same day.


Sincerely,



BIO SOLUTIONS MANUFACTURING, INC.


By /s/ Patricia Sprietzer
---------------------------------
Patricia Sprietzer, Director


EDSI

By: /s/Michael O'Gorman
---------------------------------
Michael O'Gorman, President




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